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EXHIBIT V

ASSIGNMENT AND ASSUMPTION

        For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Prime III, L.P., an Illinois limited partnership ("Assignor"), does hereby assign, transfer and convey to Prime Group II, L.P., an Illinois limited partnership ("Assignee"), 3,081 common units held as a Limited Partner in Horizon Group Properties, L.P., a Delaware limited partnership (the "Common Units"), standing in the name of Assignor with any and all right, title and interest in any property, both real and personal, to which the Common Units relate, and any other rights, privileges and benefits appertaining thereto, including, without limitation, all rights of Assignor in and to any distributions with respect to such Common Units made after the date hereof. All terms used as defined terms and not otherwise defined herein shall have the meaning ascribed thereto in the Amended and Restated Agreement of Limited Partnership of Horizon Group Properties, L.P., dated as of June 15, 1998, as amended (the "Partnership Agreement").

        This Assignment and Assumption is made subject to all of the terms and conditions of the Partnership Agreement, and Assignee, by execution of this Assignment and Assumption, agrees to abide by and be bound by all of the terms and conditions of the Partnership Agreement, as now in effect or hereafter amended, in the place and stead of Assignor, as such terms and conditions relate to the Common Units. Assignee hereby accepts the assignment and transfer and expressly assumes any and all duties, obligations and liabilities arising from and after the date of this Assignment and Assumption with respect to or in connection with the Common Units under the Partnership Agreement or otherwise.

        Assignor hereby represents and warrants to Assignee that it has full power under the Partnership Agreement to enter into this Assignment and Assumption, that this Assignment is being made in compliance with the Partnership Agreement, that it has good, valid and marketable title to the Common Units, free and clear of all liens, and that the Common Units have not otherwise been conveyed, sold, transferred, encumbered, pledged, hypothecated or assigned. Except as expressly set forth herein, this Assignment and Assumption is made without representation or warranty.

[signature page follows]

        IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment and Assumption as of the 17th day of May, 2002.

ASSIGNOR:

PRIME GROUP III, L.P.

By:	PGLP, Inc. Managing General Partner
By:	/s/ MICHAEL W. RESCHKE
Its:	President

ASSIGNEE:

PRIME GROUP II, L.P.

By:	PGLP, Inc. Managing General Partner
By:	/s/ MICHAEL W. RESCHKE
Its:	President

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  EXHIBIT V
ASSIGNMENT AND ASSUMPTION